Exhibit 10.11

October 26, 2022

Allison Swartz
Via DocuSign

Dear Allison:

Congratulations! You are joining a great team at Progyny (“Progyny” or “Company”), a leading fertility benefits company that combines service, science, technology and data to provide fertility solutions for self- insured employers. This letter describes the terms and conditions of our offer of employment.

1.Position. You are being hired for the position of Executive Vice President, General Counsel. If you accept, your anticipated start date is November 28th, 2022 (such actual date being the “Start Date”) or as mutually agreed upon by the Company and you. You will report to Pete Anevski, Chief Executive Officer, or such other officer as may be designated by the Company. Your principal place of employment will be Progyny’s New York office. You agree that you will perform your duties faithfully, diligently and in compliance with Progyny’s policies and procedures in effect from time to time, including its Employee Handbook and Code of Conduct.

2.Compensation and Benefits: As an employee of Progyny you will receive the following compensation and benefits:

Base Salary. Your annual base salary will be $350,000, less applicable deductions authorized by you and required by law, which will be paid in accordance with the Company’s normal payroll practices. The Company, in its sole judgement and discretion, may modify your salary upon periodic review.

Variable Compensation. You are eligible for an annual discretionary bonus with a target of up to 50% of your base salary (the “Target Bonus”) prorated based on your Start Date provided that if your Start Date is after October 1st, you will not be eligible for a bonus until the following year. In order to receive the Target Bonus or any portion of the Target Bonus, you must achieve certain individual performance goals, Progyny must achieve certain performance targets, and you must be employed with the Company on the date the bonus is paid. The actual amount of your annual bonus will be determined by the Company or its Board of Directors (the “Board”) in its sole discretion.

Sign On Bonus. You will receive a one-time sign on bonus of $100,000 (the “Sign On Bonus”), conditioned on your signing a Repayment Agreement, which requires that you pay back the Sign On Bonus to the Company if you resign from your employment or are terminated by the Company for Cause (as defined in the Repayment Agreement) within the first twelve (12) months of your employment. The Sign On Bonus will be subject to applicable withholding taxes and withholdings and will be paid to you within 30 days after your Start Date, subject to your signing the Repayment Agreement.]

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Exhibit 10.11

Equity. In connection with the commencement of your employment with the Company and subject to approval by the Board, you will be granted an equity award that may be comprised of a non-qualified option to purchase 175,000 shares of the Company’s Common Stock and 60,000 restricted stock units (your right to receive shares of the Company’s Common Stock in the future), with the form of award, number of shares subject to the award, and the other terms and conditions being determined by the Company in its sole discretion (but shall be consistent with those grants made to similarly situated employees). Subject to your continued employment on the applicable vesting dates, the award(s) will vest over the four-year period following your Start Date, with 25% vesting on the one-year anniversary of the Start Date and the remaining 75% vesting in equal quarterly installments over the following 36 months (with full vesting on the four-year anniversary of the Start Date). The terms of the grant will be set forth in, and subject to, the Company’s standard form of equity award agreement and standard terms and conditions under its equity plan as in effect from time to time. Such grant(s) shall be made as soon as practicable after your Start Date.

Employee Benefits. You will be eligible to participate in the Company’s employee benefit plans as in effect from time to time (including its health and welfare benefits) in accordance with their terms and subject to any eligibility requirements imposed by such plans. You will also be eligible to participate in the Company’s paid time off programs in accordance with Company policy as in effect from time to time and applicable law. The Company reserves the right to modify or terminate its employee benefit plans, programs and policies, in whole or in part, at any time in its sole discretion.

Business Expenses. The Company will reimburse you for your reasonable and pre-approved business expenses, in accordance with its expense reimbursement policy as in effect from time to time and upon submission of supporting documentation.

3.Non-Disclosure, Non-Solicitation and Non-Competition Agreement. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. As a condition of your employment, and to protect the interests of the Company, you are required to sign and comply with the Company's standard Proprietary Information, Inventions and Non-Solicitation/Non- Competition Agreement (the “Covenant Agreement”) in the form attached hereto as Exhibit A.

4.At-Will Employment. Your employment with the Company is “at will”, which means that it is for no specified term or duration and is not a contract of employment (except for the agreement to arbitrate set forth in Section 5 below, which is a binding agreement between you and the Company). As such, you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or notice; and nothing in this offer letter (including your participation in any equity program, incentive bonus, or other benefit program) is to be regarded as assuring you of continuing employment for any particular period of time. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of Progyny.

5.Arbitration. As a condition of your employment with the Company, you and the Company agree to submit to mandatory final, binding and confidential arbitration any and all disputes, claims or controversies arising out of, related to or connected with your employment with the Company (or any termination

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Exhibit 10.11

thereof), including, but not limited to, claims of discrimination, harassment, unpaid wages, breach of contract (express or implied), wrongful termination, torts, claims for equity, as well as claims based upon any federal, state or local ordinance, statute, regulation or constitutional provision, including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Employee Retirement Income Security Act (ERISA), 29 U.S.C.
§ 1001, et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., and 42 U.S.C. § 1981, and any and all state or local laws prohibiting discrimination or regulating any terms or conditions of employment “Arbitrable Claims”). Arbitration shall be the exclusive method by which to resolve all Arbitrable Claims and shall be final and binding upon the parties. BY AGREEING TO THIS ARBITRATION PROCEDURE, YOU AND THE COMPANY HEREBY WAIVE ANY RIGHTS EITHER MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

Nothing in this Section 5 requires you to arbitrate any claim that the law says cannot be subject to arbitration (including claims of sexual harassment or sexual assault covered by the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act of 2021 unless you elect to arbitrate such claims). In addition, nothing in this Section 5 is intended to prevent either you or the Company from seeking injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration; nor does it prevent either party from seeking injunctive relief in court with respect to a breach or threatened breach of the Covenant Agreement.

The arbitration shall be conducted pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, and to the fullest extent permitted by law, in New York, New York by a single arbitrator conducted by JAMS, Inc. (“JAMS”) under the then-applicable JAMS Employment Arbitration Rules and Procedures (which can be found at https://www.jamsadr.com/adr-rules-procedures/). In any arbitration proceeding, you will have the right to be represented by legal counsel at your own expense (subject to applicable law requiring that the Company pay the fees and/or costs of your legal counsel). The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this Section apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration proceedings. The Company shall pay all filing and hearing costs and fees (but not, for the sake of clarity,

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Exhibit 10.11

your attorneys’ fees, and costs) in excess of the amount of court fees that you would be required to incur if the dispute were filed or decided in a court of law.

6.Prior Employment; Other Employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, use or disclose any confidential or proprietary material of any current or former employer in your work for the Company, bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality, or violate any other obligations you may have to any current or former employer or other third party. You agree that during your employment with the Company, you will not (i) engage in any other employment, occupation, consulting or business activity without the prior written consent of Human Resources as further described in our Employee Handbook, nor will you engage in any other activity that conflicts with your obligations to the Company, or (ii) assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter and the Covenant Agreement and your employment with the Company will not violate any agreement currently in place between you and any current or past employers, or between you and any other parties.

7.Conditions to Employment. This offer of employment is conditioned upon your satisfaction of all the Company’s pre-employment requirements including, but not limited to, references, background check, and your presentation of acceptable documents establishing your identity and employability as required by the Immigration and Control Act of 1986 and signing of the Covenant Agreement. Therefore, we caution you to not resign any current employment until you have received notification of successful completion of the reference and background check.

8.Tax Matters. All payments made to you pursuant to this offer letter or as part of your employment are subject to applicable withholding taxes and other deductions authorized by you or required by law. It is the intention that this offer letter and the payments being made to you be exempt from or comply strictly with the provisions of Section 409A of the Internal Revenue Code, Treasury regulations and other IRS guidance promulgated thereunder and shall be interpreted and administered accordingly, although the Company makes no representation or warranty and will have no liability to you if any of the payments are determined to constitute deferred compensation subject to Section 409A, but do not satisfy an exemption from, or the conditions of, Section 409A.

9.Entire Agreement. This offer letter, together with the Covenant Agreement and Repayment Agreement, will form the complete and exclusive statement of your offer of employment with the Company. It supersedes any other agreements or promises with respect to your employment made to you by anyone, whether oral or written. The offer letter and the Covenant Agreement and Repayment Agreement can be assigned by the Company to any affiliate or successor without your consent.

[Signature page follows]

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Exhibit 10.11

Acceptance:

To indicate your acceptance of the Company’s offer, and we hope that you do, please sign and date this letter and the Covenant Agreement and the Repayment Agreement and return the signed copies of these documents to me, by no later than October 31st, 2022.

We are extremely pleased to make this offer to you, Allison, and we are confident you will make a significant contribution to Progyny’s success in your new role!

Very truly yours,
/s/ Peter Anevski
Pete Anevski
Chief Executive Officer Progyny, Inc.

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above. I understand that this offer letter does not constitute a contract of employment for any specified period of time and that either I or Progyny may terminate the employment relationship at any time, for any reason, with or without cause or notice.

/s/ Allison Swartz                    10/27/2022

SIGNED    DATE

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